Exhibit 4.1

Subscription Agreement for

REALTYMOGUL INCOME REIT, LLC

a Delaware limited liability company

This is a Subscription for Common Shares of

RealtyMogul Income REIT, LLC

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Subscription Agreement

SUBSCRIPTION AGREEMENT

This Subscription Agreement (the “Agreement”) applies to the initial and each subsequent investment in RealtyMogul Income REIT, LLC (the “Company”) and is made and entered into by and between the undersigned (the “Subscriber”) and the Company. Subject to the terms and conditions provided herein, and to the terms of the other Subscriber Agreements, as defined below, the Subscriber wishes to irrevocably subscribe for and purchase (subject to acceptance of such subscription by the Company) certain common shares (the “Common Shares”), as set forth in Section 1, offered pursuant to that certain Offering Circular of the Company in effect as of the date hereof (the “Offering Circular”). Defined terms used herein and not defined shall have the meaning set forth in the terms and conditions of the limited liability company agreement of the Company, as amended from time to time (the “Operating Agreement”).

A.	RM Adviser, LLC is the manager to the Company, and will be referred to in this Agreement as the “Manager.”

B.	The offering of Common Shares is described in the Offering Circular that is available through the online website platform www.realtymogul.com (the “Site”), which is owned and operated by RM Technologies, LLC, an affiliated entity of the Company, as well as on the Securities and Exchange Commission’s (“SEC”) EDGAR website. It is the responsibility of the Subscriber to read the Offering Circular and all other Investment Information. While these documents are subject to change, the Company advises the Subscriber to print and retain a copy of these documents for the Subscriber’s records. By signing this Agreement electronically, Subscriber agrees to be bound by the terms of the Subscriber Agreements, as defined below, with respect to Subscriber’s investment in the Company, and Subscriber agrees that by signing this Agreement electronically, Subscriber is also deemed to have signed each of the remaining Subscriber Agreements, consents to the Company’s Privacy Notice, and agrees to transact business with the Company and to receive communications relating to the Common Shares electronically.

C.	The Subscriber hereby represents that he, she or it is: (i) a United States citizen or resident or a corporation, partnership, limited liability company, trust, or equivalent legal entity organized under the laws of any state of the United States; and (ii) is either (1) an “accredited investor,” as that term is defined under Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or (2) is a “qualified purchaser,” as that term is defined under Regulation A under the Securities Act.

D.	The Subscriber hereby agrees that each time the Subscriber invests assets in the Company, the Subscriber will be deemed to have entered into this Agreement, with such amendments as may have been adopted through such date, and will be deemed to have made each representation, warranty and covenant contained in this Agreement. The Subscriber agrees the Subscriber is responsible for reviewing the most recent version of the Agreement, as will be available on the page of the Site detailing the investment opportunity in the Company, prior to each investment the Subscriber makes in the Company.

E.	Notwithstanding anything in the Agreement to the contrary, Subscribers’ funds will remain at the Subscribers’ bank/financial institution and Subscribers will not be admitted as shareholders until the Manager has approved their investments in the Company. Funds will be drawn by us using an ACH electronic fund transfer through the Automated Clearing House network only after our Manager has verified that an investor meets the applicable investment requirements, as set forth in the Offering Circular.

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F.	Except as the context otherwise requires, any reference in this Agreement to:

1.	“Investment Information” shall mean collectively:

a.	The Subscriber Agreements;

b.	The Offering Circular; and

c.	The privacy notice for the Company and its affiliates (the “Privacy Notice”).

2.	“Realty Mogul Parties” shall mean RealtyMogul Income REIT, LLC, its Manager, and any of their affiliates, and each of their respective directors, managers, officers, shareholders, members, employees or agents;

3.	“Subscriber” shall mean the natural person (whether individually or jointly with another person) or entity subscribing for an investment in the Company and who has agreed to invest in the Company.

4.	“Subscriber Agreements” shall mean collectively:

a.	The Operating Agreement;

b.	The questions and responses provided by the Subscriber in the course of completing the “invest flow” process, including without limitation the account information questionnaire, on the Site (the “Investor Questionnaire”);

c.	The terms of use for the website operated by RM Technologies, LLC (the “Terms of Use”); and

d.	This Agreement, which sets forth the terms governing an investment in the Company, and sets forth certain representations made in connection with an investment in the Company.

SUBSCRIBER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

1.	Subscription for and Purchase of the Common Shares.

1.1.	Subject to the express terms and conditions of this Agreement, the Subscriber hereby irrevocably subscribes for and agrees to purchase the Common Shares (the “Purchase”) in the amount of the purchase price (the “Purchase Price”) set forth in the Investor Questionnaire.

1.2.	The Subscriber must initially purchase at least the minimum number of Common Shares established by the Company pursuant to the process specified in the Offering Circular. If the Subscriber has satisfied the applicable minimum purchase requirement, any additional purchase must be in amounts of at least $10 (or the then current net asset value of the Company’s Common Shares).

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1.3.	Once a Subscriber makes a commitment to purchase Common Shares, the commitment is irrevocable until the Common Shares are issued, the Purchase is rejected by the Manager, or the Manager otherwise determines not to consummate the transaction.

1.4.	The Company or the Manager, acting on behalf of the Company, has the right to reject this Agreement in whole or in part for any reason. Once the Agreement is accepted by the Manager, the Subscriber may not cancel, terminate or revoke this Agreement, which, in the case of an individual, shall survive his death or disability and shall be binding upon the Subscriber, his heirs, trustees, beneficiaries, executors, personal or legal administrators or representatives, successors, transferees and assigns.

1.5.	The Subscriber understands that the Purchase Price is payable upon the Manager’s acceptance of this Agreement.

1.6.	If this Agreement is accepted by the Company, the Subscriber agrees to comply fully with the terms of the Subscriber Agreements. The Subscriber further agrees to execute any other necessary documents or instruments in connection with this subscription and the Subscriber’s purchase of the Common Shares.

1.7.	If this Agreement is accepted by the Company, the Subscriber hereby authorizes the Manager to withdraw the Subscriber’s funds from the Subscriber’s account at the institution provided by the Subscriber on the Investor Questionnaire using an electronic fund transfer through the Automated Clearing House.

1.8.	If, after the Agreement is accepted by the Company, the execution of the Purchase fails for any reason, including but not limited to failure with an Automated Clearing House electronic funds transfer from the Subscriber’s bank account listed on the Investor Questionnaire, the Company has the right to require the Subscriber to provide the Manager an amount of funds equal to the Purchase Price.

1.9.	In the event that this Agreement is rejected in full or the offering is terminated, any payment made by the Subscriber to the Company for the Common Shares will be refunded to the Subscriber without interest and without deduction, and all of the obligations of the Subscriber hereunder shall terminate. To the extent that this Agreement is rejected in part, the Manager shall refund to the Subscriber any payment made by the Subscriber to the Company with respect to the rejected portion of this subscription without interest and without deduction, and all of the obligations of Subscriber hereunder shall remain in full force and effect except for those obligations with respect to the rejected portion of this subscription, which shall terminate.

1.10.	In the event that Subscriber is making a subsequent investment in the Company, Subscriber hereby represents and warrants that any information previously provided on Subscriber’s most recently submitted Investor Questionnaire remains accurate and complete and agrees to update the Manager in the event that any information requested on the Investor Questionnaire becomes inaccurate or incomplete.

1.11.	The Subscriber and the Company understand and agree that the Common Shares subscribed for hereunder have been duly authorized by the Company and, upon issuance and delivery against payment therefor in accordance with the Operating Agreement and this Agreement, such Common Shares will be validly issued, fully paid and nonassessable.

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Subscriber’s Review of Information and Investment Decision.

1.12.	The Subscriber acknowledges and understands that it is solely the Subscriber’s responsibility to read the Investment Information and make a determination to invest in the Company. The Subscriber and/or the Subscriber’s advisers, who are not affiliated with and not compensated directly or indirectly by any of the Realty Mogul Parties, have such knowledge and experience in business and financial matters as will enable them to utilize the information which they have received in connection with the Company and its business to evaluate the merits and risks of an investment, to make an informed investment decision and to protect Subscriber’s own interests in connection with the Purchase.

1.13.	The Subscriber is subscribing for and purchasing the Common Shares without being furnished any offering literature other than the Investment Information, and is making this investment decision solely in reliance upon the information contained in the Investment Information and upon any investigation made by the Subscriber or Subscriber’s advisers, but not on any recommendation to invest in the Company by any Realty Mogul Party.

1.14.	The Subscriber’s investment in the Company is consistent with the investment purposes, objectives and cash flow requirements of the Subscriber.

1.15.	The Subscriber understands that the Common Shares being purchased are a speculative investment that involves a substantial degree of risk of loss of the Subscriber’s entire investment in the Common Shares, and the Subscriber understands and is fully cognizant of the risk factors related to the purchase of the Common Shares.

1.16.	The Subscriber understands that any forecasts or predictions as to the Company’s performance are based on estimates, assumptions and forecasts that the Manager believes to be reasonable but that may prove to be materially incorrect, and no assurance is given that actual results will correspond with the results contemplated by the various forecasts.

1.17.	At no time has it been expressly or implicitly represented, guaranteed or warranted to the Subscriber by the Manager, any other Realty Mogul Party, or any other person that:

1.17.1.	a percentage of profit and/or amount or type of gain or other consideration will be realized as a result of this investment; or

1.17.2.	the past performance or experience of any other investment sponsored by any Realty Mogul Party in any way indicates the predictable or probable results of the ownership of the Common Shares or the overall venture.

1.18.	The Subscriber represents and agrees that none of the Realty Mogul Parties have recommended or suggested an investment in the Company to the Subscriber.

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2.	Subscriber’s Representations Related to an Investment in the Company.

2.1.	The Subscriber, if an entity, is, and shall at all times while it holds Common Shares remain, duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of the United States of America of its incorporation or organization, having full power and authority to own its properties and to carry on its business as conducted. The Subscriber, if a natural person, is eighteen years of age or older, competent to enter into a contractual obligation, and a citizen or resident of the United States of America. The principal place of business or principal residence of the Subscriber is as shown in the Investor Questionnaire.

2.2.	The Subscriber has the requisite power and authority to deliver this Agreement, perform his, her or its obligations set forth herein, and consummate the transactions contemplated hereby. The Subscriber has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform his, her or its obligations herein and to consummate the transactions contemplated hereby. This Agreement, assuming the due execution and delivery hereof by the Manager, is a legal, valid and binding obligation of the Subscriber enforceable against the Subscriber in accordance with its terms.

2.3.	The Subscriber is subscribing for and purchasing the Common Shares solely for the Subscriber’s own account, for investment purposes only, and not with a view toward or in connection with resale, distribution (other than to its shareholders or members, if any), subdivision or fractionalization thereof. The Subscriber has no agreement or other arrangement, formal or informal, with any person or entity to sell, transfer or pledge any part of the Common Shares, or which would guarantee the Subscriber any profit, or insure against any loss with respect to the Common Shares, and the Subscriber has no plans to enter into any such agreement or arrangement.

2.4.	The Subscriber represents and warrants that the execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and hereby and the performance of the obligations thereunder and hereunder will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which the Subscriber is a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation, applicable to the Subscriber. The Subscriber confirms that the consummation of the transactions envisioned herein, including, but not limited to, the Subscriber’s Purchase, will not violate any foreign law and that such transactions are lawful in the Subscriber’s country of citizenship and residence.

2.5.	The Subscriber is able to bear the economic risk of this investment and, without limiting the generality of the foregoing, is able to hold this investment for an indefinite period of time. The Subscriber has adequate means to provide for the Subscriber’s current needs and personal contingencies and has a sufficient net worth to sustain the loss of the Subscriber’s entire investment in the Company.

2.6.	Neither (i) the Subscriber, (ii) any of its directors, executive officers, other officers that may serve as director or officer of any company in which it invests, general partners or managing partners, nor (iii) any beneficial owner of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by the Subscriber is subject to any Disqualifying Event[1] except for Disqualifying Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of the Purchase in writing in reasonable detail to the Company.

1 “Disqualifying Event” means the following:

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3.	Information Provided by Subscriber.

3.1.	The information that the Subscriber has furnished herein, including (without limitation) the information furnished by the Subscriber to the Company and the Manager regarding whether Subscriber qualifies as (i) an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act of 1933 and/or (ii) a “qualified purchaser” as that term is defined in Rule 256 under Regulation A promulgated under the Securities Act, is correct and complete as of the date of this Agreement and will be correct and complete on the date, if any, that the Manager accepts this Agreement. Further, the Subscriber shall immediately notify the Manager of any change in any statement made herein prior to the Subscriber’s receipt of the Manager’s acceptance of this Agreement, including, without limitation, Subscriber’s status

(1)	within the past ten years, conviction of a felony or misdemeanor (i) in connection with the purchase or sale of any security;(ii) involving the making of any false filing with the SEC or (iii) arising out of the conduct of the business of being an underwriter, broker, dealer, municipal securities dealer, investment advisor or paid solicitor of purchasers of securities;

(2)	was the subject to an order, judgment or decree of any court of competent jurisdiction, entered within the prior five years, that restrains or enjoins the Subscriber from engaging or continuing to engage in any conduct or practice (i) in connection with the purchase or sale of any security; (ii) involving the making of any false filings with the SEC; or (iii) arising out of the conduct of the business of being an underwriter, broker, dealer, municipal securities dealer, investment advisor or paid solicitor of purchasers of securities;

(3)	the subject of a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that (i) bars the Subscriber from (a) association with an entity regulated by such commission, authority, agency, or officer, (b) engaging in the business of securities, insurance or banking or (c) engaging in savings association or credit union activities; or (ii) constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within the past ten years;

(4)	subject to an order of the SEC entered pursuant to section 15(b) or 15B(c) of the Securities Exchange Act of 1934 or section 203(e) or (f) of the Investment Advisers Act of 1940 that (i) suspends the Subscriber’s registration as a broker, dealer, municipal securities dealer or investment adviser; (ii) places limitations on the Subscriber’s activities, functions or operations of, or imposes civil money penalties on the Subscriber; or (iii) bars the Subscriber from being associated with any entity or from participating in the offering of any penny stock;

(5)	subject to any order of SEC entered within the prior five years that orders the Subscriber to cease and desist from committing or causing a violation or future violation of (i) any scienter-based anti-fraud provision of the federal securities laws or (ii) Section 5 of the Securities Act;

(6)	suspension or expulsion from membership in, or suspension or bar from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade;

(7)	having filed (as a registrant or issuer), or named as an underwriter in any registration statement or Regulation A offering statement filed with the SEC that, within the past five years, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is currently the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued; and

(8)	was subject to a United States Postal Services (“USPS”) false representation order entered within the previous five years, or currently is subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the USPS to constitute a scheme or device for obtaining money or property through the mail by means of false representations. as an “accredited investor” and/or a “qualified purchaser.” The representations and warranties made by the Subscriber may be fully relied upon by the Company, and any other Realty Mogul Party, and by any investigating party relying on them.

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3.2.	The Subscriber confirms that all information and documentation provided to the Company and the Manager, including but not limited to all information regarding the Subscriber’s identity and source of funds to be invested in the Company, is true, correct and complete. The Subscriber is currently a bona fide resident of the state or jurisdiction set forth in the current address provided to the Company and the Manager. The Subscriber has no present intention of becoming a resident of any other state or jurisdiction.

3.3.	The representations, warranties, agreement, undertakings and acknowledgments made by the Subscriber in this Agreement will be relied upon by the Realty Mogul Parties and counsel to the Manager in determining, among other things, whether to admit the Subscriber to invest in the Company. The representations, warranties, agreements, undertakings and acknowledgments made by the Subscriber in this Agreement shall survive the Subscriber’s admission to invest in the Company. The Subscriber agrees to notify the Manager immediately if any of the Subscriber’s representations, warranties and covenants contained in this Agreement become untrue or incomplete in any respect.

3.4.	The Realty Mogul Parties may rely conclusively upon and shall incur no liability in respect of any action taken upon any notice, consent, request, instructions or other instrument believed in good faith to be genuine or to be signed by properly authorized persons of the Subscriber.

3.5.	The Subscriber acknowledges and asserts that, should Subscriber enter into an automatic investment plan with the Company whereby reoccurring payments are automatically withdrawn from Subscriber’s account at regularly scheduled intervals of time towards an investment in additional purchases of Common Shares, Subscriber will monitor and will immediately notify the Manager in advance in the event that a regularly scheduled payment would cause Subscriber to exceed applicable “qualified purchaser” limits, as set forth in Regulation A of the Securities Act. The Company may send electronic notifications in advance of each regularly scheduled payment; however, the Subscriber hereby agrees that it will not rely on such electronic notifications as a reminder of Subscriber’s obligation to monitor and notify the Manager in advance should a regularly scheduled payment cause Subscriber to exceed its applicable “qualified purchaser” limitations.

4.	Rights to Use Subscriber Information.

4.1.	The Subscriber agrees and consents that the Realty Mogul Parties and any administrator appointed from time to time with respect to the Company (the “Administrator”) may obtain, hold, use, disclose and process the Subscriber’s data:

4.1.1.	to facilitate the acceptance, management and administration of the Subscriber’s subscription for Common Shares, and any subsequent subscription agreement by the Subscriber, on an ongoing basis;

4.1.2.	for any other specific purposes where the Subscriber has given specific consent to do so;

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4.1.3.	to carry out statistical analysis and market research;

4.1.4.	to comply with legal or regulatory requirements applicable to the Company, the Manager, the Administrator or the Subscriber, including, but not limited to, in connection with anti-money laundering and similar laws;

4.1.5.	for disclosure or transfer to third parties, including the Subscriber’s financial adviser (where appropriate), regulatory bodies, auditors or technology providers to any of the Realty Mogul Parties for the purposes specified above;

4.1.6.	if the contents thereof are relevant to any issue in any action, suit or proceeding to which and of which the Realty Mogul Parties are a party or by which they are or may be bound; and

4.1.7.	for other legitimate business of the Realty Mogul Parties or the Administrator.

4.2.	The Subscriber agrees and consents to disclosure by the Realty Mogul Parties or the Administrator to relevant third parties of information pertaining to the Subscriber in respect of disclosure and compliance policies or information requests related thereto.

4.3.	The Subscriber authorizes the Realty Mogul Parties and any of their agents to disclose the Subscriber’s nonpublic personal information to comply with regulatory and contractual requirements applicable to the Realty Mogul Parties. Any such disclosure shall, to the fullest extent permitted by law, be permitted notwithstanding any privacy policy or similar restrictions regarding the disclosure of the Subscriber’s nonpublic personal information.

5.	Relationship Between Subscriber and the Realty Mogul Parties.

5.1.	Subscriber acknowledges and agrees that the purchase and sale of the Common Shares pursuant to this Agreement is an arms-length transaction between the Subscriber and the Company. In connection with the purchase and sale of the Common Shares, neither the Company, the Manager, nor any other Realty Mogul Party is acting as the Subscriber’s agent or fiduciary. The Realty Mogul Parties assume no advisory or fiduciary responsibility in connection with the Common Shares. The Realty Mogul Parties have not provided Subscriber with any legal, accounting, regulatory or tax advice with respect to the Common Shares, and Subscriber has consulted its own respective legal, accounting, regulatory and tax advisers to the extent Subscriber deems appropriate.

6.	Transactions Posing Conflicts of Interest.

6.1.	The Subscriber acknowledges and agrees that, pursuant to the terms of the Operating Agreement and as set forth in the Offering Circular, RM Adviser may appoint an independent representative (“Independent Representative”) to review and approve or deny certain transactions including potential transactions with other Realty Mogul Parties that may involve conflicts of interest between the Company’s sponsor, Realty Mogul Sponsor, LLC (the “Sponsor”), RM Adviser or their affiliates, on the one hand, and the Company or one of the Company’s subsidiaries, on the other hand. Subscriber authorizes RM Adviser to appoint the Independent Representative to represent Subscriber’s interests and review on Subscriber’s behalf any transactions presented to the Independent Representative for its review and to accept or reject any such transactions, as it determines appropriate in its sole discretion.

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6.2.	The Subscriber acknowledges, authorizes and agrees that loans originated by a third-party and acquired by an RM Adviser affiliate or originated by an RM Adviser affiliate during the period prior to the company’s commencement of operations may be purchased by the Company upon commencement of the Company’s operations without the review and approval of an Independent Representative. Subscriber hereby understands that the purchase of these loans may, pursuant to the terms of the Operating Agreement and as set forth in the Offering Circular, ordinarily require the approval of an Independent Representative; however, Subscriber is hereby consenting to their purchase in place of an Independent Representative and without the opportunity to review the terms of the loans.

7.	The Company’s Relationship with the Administrator.

7.1.	The Administrator will, subject to the overall supervision of the Manager, be responsible for the day- to-day administration of the Company, including the issue and redemption of shares and the calculation of the Company’s net asset value. The Administrator is responsible for, among other things:

7.1.1.	establishing and maintaining the register of Common Shares of the Company and generally performing all actions related to the issuance and transfer of Common Shares;

7.1.2.	performing due diligence on prospective investors and ensuring compliance with applicable anti-money laundering laws;

7.1.3.	performing all acts related to the redemption and/or subscription for the Common Shares; and

7.1.4.	performing all other incidental services necessary to its duties.

7.2.	Reserved.

7.3.	The Administrator and each of its affiliates, directors, officers, employees, agents or shareholders or any of them is entitled to indemnification from the Company in respect of the execution of the Administrator’s duties except in the case of willful misconduct or gross negligence by the Administrator.

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7.4.	The Administrator does not provide any investment advisory or management services to the Company and will not be in any way responsible for the Company’s performance. The Administrator makes no representations or warranties and is not responsible for the accuracy of the Offering Circular.

8.	Regulatory Limitations and Requirements.

8.1.	The Subscriber understands that the Company has not been registered under the Investment Company Act of 1940, as amended. The Subscriber also understands and agrees that if, at any time, it is determined that the Company meets or could be deemed to meet the definition of an investment company, or is not in compliance with an exemption from registration as an investment company, the Manager may take any corrective action it determines is appropriate, in its sole and absolute discretion, including (without limitation) mandatorily redeeming all or some of the investments made in the Company. The Subscriber understands that although the Manager is registered as an investment adviser with the SEC, the Subscriber is not a client of the Manager based on its investment in the Company.

8.2.	The Investor understands that he or she may be barred from participation in the Company if the Investor is (i) an employee benefit plan that is subject to the fiduciary responsibility standards and prohibited transaction restrictions of part 4 of Title I of U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any plan to which Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) applies, (iii) a private investment fund or other entity whose assets are treated as “plan assets” for purposes of ERISA and Section 4975 of the Code or (iv) an insurance company, whose general account assets are treated as “plan assets” for purposes of ERISA and Section 4975 of the Code. The Investor has notified the Manager if it falls into (i) – (iv) of this paragraph.

8.3.	THE SUBSCRIBER REPRESENTS AND WARRANTS THAT IT WILL REVIEW AND CONFIRM THE INFORMATION PROVIDED ON AN INTERNAL REVENUE SERVICE (THE “IRS”) FORM W-9, WHICH WILL BE GENERATED AND PROVIDED TO THE MANAGER VIA THE SITE. THE SUBSCRIBER CERTIFIES THAT THE FORM W-9 INFORMATION CONTAINED IN THE EXECUTED COPY (OR COPIES) OF IRS FORM W- 9 (AND ANY ACCOMPANYING REQUIRED DOCUMENTATION), AS APPLICABLE, WHEN SUBMITTED TO THE MANAGER WILL BE TRUE, CORRECT ANDCOMPLETE. THE SUBSCRIBER SHALL (I) PROMPTLY INFORM THE MANAGER OF ANY CHANGE IN SUCH INFORMATION, AND (II) FURNISH TO THE MANAGER A NEW PROPERLY COMPLETED AND EXECUTED FORM, CERTIFICATE OR ATTACHMENT, AS APPLICABLE, AS MAY BE REQUIRED UNDER THE INTERNAL REVENUE SERVICE INSTRUCTIONS TO SUCH FORMS FORM W-9, THE CODE OR ANY APPLICABLE TREASURY REGULATIONS OR AS MAY BE REQUESTED FROM TIME TO TIME BY THE MANAGER.

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8.4.	The Company’s intent is to comply with all applicable federal, state and local laws designed to combat money laundering and similar illegal activities, including the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”). Subscriber hereby represents, covenants, and agrees that, to the best of Subscriber’s knowledge based on reasonable investigation:

8.4.1.	None of the Subscriber’s funds tendered for the Purchase Price (whether payable in cash or otherwise) shall be derived from money laundering or similar activities deemed illegal under federal laws and regulations.

8.4.2.	To the extent within the Subscriber’s control, none of the Subscriber’s funds tendered for the Purchase Price will cause the Company or the Manager to be in violation of federal anti-money laundering laws, including (without limitation) the Bank Secrecy Act (31 U.S.C. 5311 et seq.), the United States Money Laundering Control Act of 1986 or the International Money Laundering Abatement and Anti- Terrorist Financing Act of 2001, and/or any regulations promulgated thereunder.

8.4.3.	When requested by the Manager, the Subscriber will provide any and all additional information, and the Subscriber understands and agrees that the Company, the Manager or any other Realty Mogul Party may release confidential information about the Subscriber and, if applicable, any underlying beneficial owner or Related Person[2] to U.S. regulators and law enforcement authorities, deemed reasonably necessary to ensure compliance with all applicable laws and regulations concerning money laundering and similar activities. The Manager reserves the right to request any information as is necessary to verify the identity of the Subscriber and the

2 For purposes of this Section 9.4:

“Close Associate of a Senior Foreign Political Figure” shall mean a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure;

“Non-Cooperative Jurisdiction” shall mean any foreign country that has been designated as noncooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Task Force on Money Laundering, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur;

“Prohibited Investor” shall mean a person or entity whose name appears on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii) such other lists of prohibited persons and entities as may be provided to the Fund in connection therewith;

“Related Person” shall mean, with respect to any entity, any interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that in the case of an entity that is a publicly traded company or a tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the U.S. or is a U.S. government entity, the term “Related Person” shall exclude any interest holder holding less than 5% of any class of securities of such publicly traded company and beneficiaries of such plan;

“Senior Foreign Political Figure” shall mean a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

“Foreign Bank” shall mean an organization that (i) is organized under the laws of a foreign country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank; and

“Foreign Shell Bank” shall mean a Foreign Bank without a presence in any country.source of any payment to the Company. In the event of delay or failure by the Subscriber to produce any information required for verification purposes, an investment by the Subscriber may be refused.

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8.4.4.	Neither the Subscriber, nor any person or entity controlled by, controlling or under common control with the Subscriber, any of the Subscriber’s beneficial owners, any person for whom the Subscriber is acting as agent or nominee in connection with this investment nor, in the case of a Subscriber which is an entity, any Related Person is:

a.	a Prohibited Investor;

b.	a Senior Foreign Political Figure, any member of a Senior Foreign Political Figure’s “immediate family,” which includes the figure’s parents, siblings, spouse, children and in-laws, or any Close Associate of a Senior Foreign Political Figure, or a person or entity resident in, or organized or chartered under, the laws of a Non-Cooperative Jurisdiction;

c.	a person or entity resident in, or organized or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns; or Bank without a physical presence in any country, but does not include a regulated affiliate;

d.	a person or entity who gives Subscriber reason to believe that its funds originate from, or will be or have been routed through, an account maintained at a Foreign Shell Bank, an “offshore bank,” or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.

8.4.5.	The Subscriber hereby agrees to immediately notify the Manager if the Subscriber knows, or has reason to suspect, that any of the representations in this Section 9.4 have become incorrect or if there is any change in the information affecting these representations and covenants.

8.4.6.	The Subscriber agrees that, if at any time it is discovered that any of the foregoing anti-money laundering representations are incorrect, or if otherwise required by applicable laws or regulations, the Manager may undertake appropriate actions, and the Subscriber agrees to cooperate with such actions, to ensure compliance with such laws or regulations, including, but not limited to segregation and/or redemption of the Subscriber’s interest in the Common Shares.

8.4.7.	The Subscriber acknowledges and agrees that the Manager may “freeze the account” of the Subscriber, including, but not limited to, by suspending distributions from the Company to which the Investor would otherwise be entitled, if necessary to comply with anti-money laundering statutes or regulations.

8.4.8.	The Subscriber acknowledges and agrees that the Manager, in complying with anti- money laundering statutes, regulations and goals, may file voluntarily or as required by law suspicious activity reports (“SARs”) or any other information with governmental and law enforcement agencies that identify transactions and activities that the Manager or any other Realty Mogul Party or their agents reasonably determine to be suspicious, or is otherwise required by law. The Subscriber acknowledges that the Company and the Manager are prohibited by law from disclosing to third parties, including the Subscriber, any filing or the substance of any SARs.

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9.	Tax Requirements.

9.1.	The Subscriber acknowledges and agrees that, pursuant to the terms of the Operating Agreement, the Subscriber generally cannot own, or be deemed to own by virtue of certain attribution provisions of the Code and as set forth in the Operating Agreement, either more than 9.8% in value or in number of the Company’s Common Shares, whichever is more restrictive, or more than 9.8% in value or in number of the Company’s shares, whichever is more restrictive. The Operating Agreement will include additional restrictions on ownership, including ownership that would result in (i) the Company being “closely held” within the meaning of Section 856(h) of the Code, (ii) the Company failing to qualify as a REIT or (iii) the Company’s shares being beneficially owned by fewer than 100 persons (as determined under Section 856(a)(5) of the Code). The Subscriber also acknowledges and agrees that, pursuant to the terms of the Operating Agreement, the Subscriber’s ownership of the Company’s Common Shares cannot cause any other person to violate the foregoing limitations on ownership. The Subscriber understands that no state or federal authority has scrutinized this Agreement or the Common Shares offered pursuant hereto, has made any finding or determination relating to the fairness for investment of the Common Shares, or has recommended or endorsed the Common Shares, and that the Common Shares have not been registered under the Securities Act or any state securities laws, in reliance upon exemptions from registration thereunder.

9.2.	The Subscriber confirms that the Subscriber has been advised to consult with the Subscriber’s independent attorney regarding legal matters concerning the Company and to consult with independent tax advisers regarding the tax consequences of investing in the Company. The Subscriber acknowledges that Subscriber has received a copy of the Offering Circular including, but not limited to, U.S. Federal Income Tax Considerations, regarding certain tax consequences of investing in the Company, subject to adoption of new laws or regulations or amendments to existing laws or regulations. The Subscriber acknowledges and agrees that none of the Realty Mogul Parties are providing any warranty or assurance regarding the tax consequences to the Subscriber by reason of the Purchase.

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10.	Consent to Electronic Delivery of Notices, Disclosures and Forms.

10.1.	The Subscriber understands that, to the fullest extent permitted by law, any notices, disclosures, forms, privacy statements, reports or other communications (collectively, “Communications”) regarding the Company, the Subscriber’s investment in the Company and the Common Shares (including annual and other updates and tax documents) may be delivered by electronic means, such as by e-mail. The Subscriber hereby consents to electronic delivery as described in the preceding sentence. In so consenting, the Subscriber acknowledges that e-mail messages are not secure and may contain computer viruses or other defects, may not be accurately replicated on other systems or may be intercepted, deleted or interfered with, with or without the knowledge of the sender or the intended recipient. The Subscriber also acknowledges that an e-mail from the Realty Mogul Parties may be accessed by recipients other than the Subscriber and may be interfered with, may contain computer viruses or other defects and may not be successfully replicated on other systems. No Realty Mogul Party gives any warranties in relation to these matters. The Subscriber further understands and agrees to each of the following:

10.1.1.	Other than with respect to tax documents in the case of an election to receive paper versions, none of the Realty Mogul Parties or the Administrator will be under any obligation to provide the Subscriber with paper versions of any Communications.

10.1.2.	Electronic Communications may be provided to the Subscriber via e-mail or a website of a Realty Mogul Party upon written notice of such website’s internet address to such Subscriber. In order to view and retain the Communications, the Subscriber’s computer hardware and software must, at a minimum, be capable of accessing the Internet, with connectivity to an internet service provider or any other capable communications medium, and with software capable of viewing and printing a portable document format (PDF) file created by Adobe Acrobat. Further, the Subscriber must have a personal e-mail address capable of sending and receiving e-mail messages to and from the Realty Mogul Parties or the Administrator. To print the documents, the Subscriber will need access to a printer compatible with his or her hardware and the required software.

10.1.3.	If these software or hardware requirements change in the future, a Realty Mogul Party will notify the Subscriber through the Site or other written notification.

10.1.4.	To facilitate these services, the Subscriber must provide the Company with his or her current e-mail address and update that information as necessary. Unless otherwise required by law, the Subscriber will be deemed to have received any electronic Communications that are sent to the most current e-mail address that the Subscriber has provided to the Company in writing.

10.1.5.	None of the Realty Mogul Parties or the Administrator will assume liability for non- receipt of notification of the availability of electronic Communications in the event the Subscriber’s e-mail address on file is invalid; the Subscriber’s e-mail or Internet service provider filters the notification as “spam” or “junk mail”; there is a malfunction in the Subscriber’s computer, browser, internet service or software; or for other reasons beyond the control of the Realty Mogul Parties or the Administrator.

10.2.	Solely with respect to the provision of tax documents by a Realty Mogul Party, the Subscriber agrees to each of the following:

10.2.1.	If the Subscriber does not consent to receive tax documents electronically, a paper copy will be provided.

10.2.2.	The Subscriber’s consent to receive tax documents electronically continues for every tax year of the Company until the Subscriber withdraws its consent by notifying the Manager in writing.

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11.	Bankruptcy.

11.1.	In the event that the Subscriber files or enters bankruptcy, insolvency or other similar proceeding, Subscriber agrees to use the best efforts possible to avoid any Realty Mogul Parties being named as a party or otherwise involved in the bankruptcy proceeding. Furthermore, this Agreement should be interpreted so as to prevent, to the maximum extent permitted by applicable law, any bankruptcy trustee, receiver or debtor-in-possession from asserting, requiring or seeking that (i) Subscriber be allowed to return the Common Shares to the Company for a refund or (ii) the Company being mandated or ordered to redeem or withdraw Common Shares held or owned by Subscriber.

12.	Limitations on Damages.

12.1.	IN NO EVENT SHALL THE COMPANY OR ANY OTHER REALTY MOGUL PARTY BE LIABLE TO THE SUBSCRIBER FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

13.	Indemnification.

13.1.	The Subscriber agrees to indemnify and hold harmless the Realty Mogul Parties or any partner, member, officer, employee, agent, affiliate or subsidiary of any of them, and each other person, if any, who controls, is controlled by, or is under common control with, any of the foregoing, within the meaning of Section 15 of the Securities Act, and their respective officers, directors, partners, members, shareholders, owners, employees and agents (collectively, the “Indemnified Parties”) against any and all loss, liability, claim, damage and expense whatsoever (including all expenses incurred in investigating, preparing or defending against any claim whatsoever) arising out of or based upon (i) any false representation or warranty made by the Subscriber, or breach or failure by the Subscriber to comply with any covenant or agreement made by the Subscriber, in this Agreement or in any other document furnished by the Subscriber to any of the foregoing in connection with this transaction or future transactions, or (ii) any action for securities law violations instituted by the Subscriber that is finally resolved by judgment against the Subscriber.

13.2.	The Subscriber also agrees to indemnify each Indemnified Party for any and all costs, fees and expenses (including legal fees and disbursements) in connection with any damages resulting from the Subscriber’s misrepresentation or misstatement contained herein, or the assertion of the Subscriber’s lack of proper authorization from the beneficial owner to enter into this Agreement or perform the obligations hereof.

13.3.	The Subscriber agrees to indemnify and hold harmless each Indemnified Party from and against any tax, interest, additions to tax, penalties, attorneys’ and accountants’ fees and disbursements, together with interest on the foregoing amounts at a rate determined by the applicable Indemnified Party computed from the date of payment through the date of reimbursement, arising from the failure to withhold and pay over to the IRS or the taxing authority of any other jurisdiction any amounts computed, as required by applicable law, with respect to the income or gains allocated to or amounts distributed to the Subscriber with respect to the Common Shares during the period from the Subscriber ‘s acquisition of the Common Shares.

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13.4.	If, for any reason (other than the willful misfeasance or gross negligence of the entity that would otherwise be indemnified), the foregoing indemnification is unavailable to, or is insufficient to hold such Indemnified Party harmless, then the Subscriber shall contribute to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Subscriber on the one hand and the Indemnified Parties on the other but also the relative fault of the Subscriber and the Indemnified Parties as well as any relevant equitable considerations.

13.5.	The reimbursement, indemnity and contribution obligations of the Subscriber under this Section 14 shall be in addition to any liability that the Subscriber may otherwise have, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnified Parties.

13.6.	Notwithstanding the foregoing, nothing contained in this Section 14 or elsewhere in the Agreement shall constitute a waiver by the Subscriber of any of its legal rights under applicable U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.

14.	Arbitration.

14.1.	Either party may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this Section 15 (this “Arbitration Provision”). The arbitration shall be conducted in Los Angeles, CA. As used in this Arbitration Provision, “Claim” shall include any past, present, or future claim, dispute, or controversy involving Subscriber (or persons claiming through or connected with Subscriber), on the one hand, and any of the Realty Mogul Parties (or persons claiming through or connected with the Realty Mogul Parties), on the other hand, relating to or arising out of this Agreement, any Common Share, the Site, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of Section 15.5 below) the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counter-claims, cross-claims, third- party claims, or otherwise. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.

14.2.	The party initiating arbitration shall do so with the American Arbitration Association or the Judicial Arbitration and Mediation Services. The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply.

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14.3.	If a Realty Mogul Party elects arbitration, that Realty Mogul Party shall pay the administrator’s filing costs and administrative fees (other than hearing fees). If Subscriber elects arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator’s rules. The Realty Mogul Party shall pay the administrator’s hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or applicable law require otherwise, or Subscriber requests that a Realty Mogul Party pay them and that Realty Mogul Party agrees to do so. Each party shall bear the expense of its own attorney’s fees, except as otherwise provided by law. If a statute gives Subscriber the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary herein.

14.4.	Within 30 days of a final award by the arbitrator, a party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, an opposing party may cross-appeal within 30 days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (the “FAA”), and may be entered as a judgment in any court of competent jurisdiction.

14.5.	The Realty Mogul Parties agree not to invoke their right to arbitrate an individual Claim that Subscriber may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT.

14.6.	Unless otherwise provided in this Agreement or consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (i) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party, or (ii) make an award for the benefit of, or against, anyone other than a named party. No administrator or arbitrator shall have the power or authority to waive, modify, or fail to enforce this Section 15.5 and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this Section 15.5 shall be determined exclusively by a court and not by the administrator or any arbitrator.

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14.7.	This Arbitration Provision is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The arbitrator shall take steps to reasonably protect confidential information.

14.8.	This Arbitration Provision shall survive (i) suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the parties; (ii) the bankruptcy or insolvency of any party hereto or other party; and (iii) any transfer of any loan or Common Share or any amounts owed on such loans or notes, to any other party. If any portion of this Arbitration Provision other than Section 15.5 is deemed invalid or unenforceable, the remaining portions of this Arbitration Provision shall nevertheless remain valid and in force. If arbitration is brought on a class, representative, or collective basis, and the limitations on such proceedings in Section 15.5 are finally adjudicated pursuant to the last sentence of Section 15.5 to be unenforceable, then no arbitration shall be had. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.

14.9.	THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE, BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT UPON ELECTION OF ARBITRATION BY ANY PARTY. THE PARTIES HERETO WAIVE A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATED THERETO.

15.	Power of Attorney.

15.1.	The Subscriber hereby appoints the Manager as the Subscriber’s true and lawful representative and attorney-in-fact, in the Subscriber’s name, place and stead to make, execute, sign, acknowledge and swear to:

15.1.1.	the Company’s Operating Agreement and any duly adopted amendments;

15.1.2.	any and all instruments, certificates and other documents that may be deemed necessary or desirable to effect the winding-up and termination of the Company (including a Certificate of Cancellation of the Certificate of Formation); and

15.1.3.	any business certificate, fictitious name certificate, related amendment or other instrument or document of any kind necessary or desirable to accomplish the Company’s business, purpose and objectives or required by any applicable U.S., state, local or other law.

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15.2.	This power of attorney is coupled with an interest, is irrevocable, and shall survive and shall not be affected by the subsequent death, disability, incompetency, termination, bankruptcy, insolvency or dissolution of the Subscriber. The Subscriber hereby waives any and all defenses that may be available to contest, negate or disaffirm the actions of the Manager taken in good faith under or in reliance upon this power of attorney.

16.	Additional Information and Subsequent Changes in the Foregoing Representations, Warranties and Covenants.

16.1.	The Subscriber agrees to provide any additional documentation the Company, the Manager or the Administrator may reasonably request, including documentation as may be required by the Company, the Manager or the Administrator to form a reasonable basis that the Subscriber qualifies as an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act, or otherwise as a “qualified purchaser” as that term is defined in Regulation A promulgated under the Securities Act, or as may be required by the securities administrators or regulators of any state, to confirm that the Subscriber meets any applicable minimum financial suitability standards and has satisfied any applicable maximum investment limits.

16.2.	Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto.

16.3.	The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.

16.4.	The Subscriber acknowledges and agrees that it will provide additional information or take such other actions as may be necessary or advisable for the Realty Mogul Parties (in the sole and absolute judgment of such party or parties) or the Administrator (in its sole and absolute discretion) to comply with any disclosure and compliance policies, related legal process or appropriate requests (whether formal or informal), tax reporting and/or withholding requirements or otherwise.

17.	Miscellaneous Provisions.

17.1.	Governing Law; Consent to Jurisdiction; Venue and Service of Process. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware. To the extent permissible under applicable law, the Subscriber hereby irrevocably agrees that any suit, action or proceeding (“Action”) with respect to this Agreement may, but need not, be resolved, whether by arbitration or otherwise, within the State of California. Accordingly, the parties consent and submit to the non-exclusive jurisdiction of the federal and state courts and any applicable arbitral body located within the State of California. The Subscriber agrees and consents that service of process as provided by U.S. federal and Delaware law may be made upon the Subscriber in any such Action brought in any of said courts, and may not claim that any such suit, action or proceeding has been brought in an inconvenient forum.

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17.2.	E-Mail Communications. All notices and communications to be given or otherwise made to the Subscriber shall be deemed to be sufficient if sent by e-mail to such address provided by the Subscriber via the Site. Unless otherwise specified in this Agreement, Subscriber shall send all notices or other communications required to be given hereunder to the Company or the Manager via e-mail at info@realtymogul.com. Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the e-mail has been sent (assuming that there is no error in delivery). As used in this Section 18.2, “business day” shall mean any day other than a day on which banking institutions in the State of Delaware are legally closed for business.

17.3.	Assignability. This Agreement, or the rights, obligations or interests of the Subscriber hereunder, may not be assigned, transferred or delegated without the prior written consent of the Manager. Any such assignment, transfer or delegation in violation of this Section 18.3 shall be null and void.

17.4.	Severability. If any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such applicable law. Any provision hereof that may be held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provisions hereof, and to this extent the provisions hereof shall be severable.

17.5.	Reimbursement of Costs Related to an Action. In the event that either party hereto shall commence any suit, action or other proceeding to interpret this Agreement, or determine to enforce any right or obligation created hereby, then such party, if it prevails in such action, shall recover its reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any.

17.6.	Entire Agreement. This Agreement (including the exhibits and schedules attached hereto) and the documents referred to herein (including without limitation the Common Shares) constitute the entire agreement among the parties and shall constitute the sole documents setting forth terms and conditions of the Subscriber’s contractual relationship with the Company with regard to the matters set forth herein. This Agreement supersedes any and all prior or contemporaneous communications, whether oral, written or electronic, between the Company and the Subscriber.

17.7.	Third-Party Beneficiaries. The parties hereby designate the Administrator as a third-party beneficiary of Sections 5.1, 5.2, 8, 11.1, 17.1 and 17.4 of this Agreement. The parties acknowledge that there are no other third-party beneficiaries of this Agreement, except for any affiliates of the Company that may be involved in the issuance or servicing of Common Shares on the Site, which the parties expressly agree shall be third-party beneficiaries hereof.

17.8.	Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Signature page to follow]

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IN WITNESS WHEREOF, the Subscriber, or its duly authorized representative(s), has hereby executed and delivered this Agreement, and executed and delivered herewith the Purchase Price, as of the date set forth above.

THE SUBSCRIBER:

Print Name of Subscriber

Description of Entity (if applicable)

Signature of Subscriber

Name of Person Signing on behalf of Subscriber

Title (if applicable)

Address of Subscriber:

Telephone ___________________________________

Email _______________________________________

Purchase Price ________________________________

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AGREED AND ACCEPTED BY
THE COMPANY:

RealtyMogul Income REIT, LLC

By:	RM Adviser, LLC

Its:	Manager

By:

Jilliene Helman

Chief Executive Officer

RM Adviser, LLC

c/o Realty Mogul, Co.

10573 W Pico Blvd, PMB #603

Los Angeles, CA 90064

(877) 781-7153

info@realtymogul.com

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